Cyan Announces Proposed $50 Million Offering of Convertible Senior Secured Notes and Warrants to Purchase Common Stock
PETALUMA, Calif., December 3, 2014 (BUSINESS WIRE) -- Cyan, Inc. (NYSE:CYNI) today announced that it intends to offer $50,000,000 aggregate principal amount of Convertible Senior Secured Notes due 2019 and related warrants to purchase shares of the Company’s common stock to qualified institutional buyers and accredited investors pursuant to Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). In connection with this offering, the Company has the option to issue up to an additional $10,000,000 in aggregate principal amount of notes and related warrants within 13 days of the original issuance date. The warrants will expire on December 15, 2017 and will be exercisable on or after January 15, 2016. Unless the Company obtains stockholder approval to issue additional shares, the warrants will be cash settled.
Certain existing stockholders and officers have expressed an interest in purchasing approximately $15 million of notes and related warrants. None of these entities or persons are under any obligation to purchase any of the notes and related warrants, and their interest in purchasing the notes and related warrants is not a commitment to do so.
The notes will be secured by a first-priority lien on substantially all of the Company's assets, subject to permitted liens and certain excluded assets. Interest on the notes will be payable semi-annually in arrears. Except in the case of certain specified corporate events, the notes will not be convertible prior to January 15, 2016. Thereafter, until the close of business on June 15, 2019, the notes will only be convertible under certain circumstances. On and after June 15, 2019, the notes may be converted at any time prior to maturity. Unless and until the Company obtains stockholder approval to issue additional shares, it will be required (i) to settle all conversions of notes (other than those purchased by existing stockholders and officers) by paying cash in an amount of at least up to the principal amount of notes converted and any combination of cash or shares of common stock for the conversion value in excess of the principal amount, if any, subject to a share cap and (ii) to settle notes purchased by existing stockholders and officers solely in cash. Upon conversion, in certain circumstances, the Company will also make an interest make-whole payment.
The Company may not redeem the notes prior to December 20, 2017. On or after December 20, 2017, the Company may redeem the notes at a redemption price equal to the principal amount of notes to be redeemed, plus accrued and unpaid interest, to, but excluding, the redemption date if the last reported sale price of its common stock for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending within three trading days prior to the date notice of redemption is delivered is at least 140% of the conversion price of the notes on each applicable trading day.
In the event that the Company undergoes a fundamental change, the holders may require the Company to purchase for cash all or any portion of the notes at a purchase price equal to the principal amount of the notes to be purchased plus accrued and unpaid interest to, but excluding, the fundamental change purchase date. The Company will also increase the conversion rate, in certain circumstances, if a holder elects to convert notes in connection with a fundamental change or a redemption of notes.

The interest rate, conversion rate and other terms of the notes and the strike price, number of shares of common stock issuable upon exercise, maturity and other terms of the warrants will be determined at the time of pricing of the offering.
The Company expects to use approximately $3.8 million of the net proceeds from the offering to repay in full all amounts outstanding under its existing credit facility. In addition, the Company will deposit into an escrow account funds sufficient to fund, when due, the total aggregate amount of the first six scheduled semi-annual interest payments on the notes. The Company expects to use the remaining net proceeds for general corporate purposes, including for working capital and capital expenditures.
None of the foregoing securities have been, nor will be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

2